Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SIGNAL POINT HOLDINGS CORP

ROOMLINX, INC.

AND

ROOMLINX MERGER CORP.

Dated as of March 14, 2014

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EXHIBITS:

Exhibit A	Amended and Restated Articles of Incorporation of SignalShare, Inc.
Exhibit B	Amended and Restated Bylaws of SignalShare, Inc.
Exhibit C	Post-Closing Capitalization
Exhibit D	Terms of Debt Restructuring Agreement
Exhibit E	Employment Agreement – Michael Wasik
Exhibit F	Employment Agreement – Robert Wagener
Exhibit G	Consulting Agreement – Robert DePalo
Exhibit H	Employment Agreement – Aaron Dobrinsky
Exhibit I	Employment Agreement – Chris Broderick
Exhibit J	Employment Agreement – Andrew Bressman
Exhibit K	Consulting Agreement – SAB Management LLC
Exhibit L	Amended Shareholders Agreement
Exhibit M	Transitional Services Agreement
Exhibit N	Escrow Agreement
Exhibit O	TIG Settlement Agreement

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SCHEDULES:

Schedule 5.3	Required Consents of Roomlinx (“RMLX”).
Schedule 6.3	Signal Point Holding Corp. (“SPHC”) Required Consents.
Schedule 6.4	SPHC Conflicts
Schedule 6.5	SPHC securities rights.
Schedule 6.6	SPHC Subsidiaries.
Schedule 6.7	SPHC Unaudited Financial Statements.
Schedule 6.8	Undisclosed Liabilities of SPHC from the Audited Financial Statements.
Schedule 6.9	Transaction and changes of SPHC since December 31, 2012.
Schedule 6.10	SPHC Litigation.
Schedule 6.11(a)	SPHC FCC Compliance disclosures.
Schedule 6.11(b)	Description of SPHC FCC and State Public Utility commissions correspondence and orders.
Schedule 6.11(c)	SPHC disclosure of claims with the FCC or a State Public Utility.
Schedule 6.12	SPHC Compliance disclosure.
Schedule 6.13	A list of all material contracts of SPHC.
Schedule 6.14	Disclosure of SPHC IP claims.
Schedule 6.15(a)	A list of all SPHC Employees.
Schedule 6.15(c)	None
Schedule 6.15(d)	Disclosure SPHC employment/labor claims.
Schedule 6.15(f)	None
Schedule 6.15(g)	None
Schedule 6.16	SPHC Tax filings exceptions.
Schedule 6.17	None
Schedule 6.18	A description of SPHC’s Real Property interests.
Schedule 6.18(b)	None
Schedule 6.20	Copies of SPHC insurance policies.
Schedule 6.21	Disclosure of SPHC encumbrances.
Schedule 6.22	A description of SPHC related party transactions.
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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 14, 2014, is by and among Signal Point Holdings Corp., a Delaware corporation (“SP”), Roomlinx, Inc., a Nevada corporation (“Roomlinx”), and Roomlinx Merger Corp., a Delaware corporation and wholly-owned subsidiary of Roomlinx (“Merger Sub”).

RECITALS

WHEREAS, this Agreement sets forth the terms and conditions upon which RMLX Merger Corp., a wholly-owned subsidiary of Roomlinx, shall be merged (the “Merger”) with and into SP, with SP and its subsidiaries surviving as a wholly-owned subsidiary of Roomlinx.  Following the Merger, upon the terms and conditions set forth in this Agreement: Roomlinx shall change its name to SignalShare, Inc. (hereinafter sometimes referred to as the “Company”); amend its Articles of Incorporation to substantially conform to the Certificate of Incorporation currently in effect for SP; assume certain obligations of SP, and transfer substantially all of its assets and liabilities (other than assets consisting of contracts for which no consent to assignment has been obtained) into a newly-formed, wholly-owned subsidiary named “SignalShare Hospitality, Inc.” (hereinafter referred to as “Roomlinx Sub”) (it being understood that the shares of Cardinal Broadband held by Roomlinx shall not be transferred to Roomlinx Sub, but will be deposited in escrow pursuant to Section 2.15).  As a result of the Merger, the shareholders of SP shall receive an aggregate of 86% of the common stock of SignalShare, Inc. (f/k/a Roomlinx, Inc.), in accordance with SP Fully Diluted Shares (as defined below);

WHEREAS, the boards of directors of SP and Roomlinx have each approved the Merger and each of them has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of such company and its debt holders and stockholders;

WHEREAS, the Roomlinx board of directors has resolved to recommend that the stockholders of Roomlinx (the “Roomlinx Stockholders”) adopt this Agreement, and the board of directors of SP has resolved to recommend that its stockholders (the “SP Stockholders”) adopt this Agreement; and

WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, notice, claim, dispute, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation (in each case, whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.

“Affiliate” with respect to any Person, shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Law” shall mean, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, legal process (including any zoning or land use law or ordinance), building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or other requirement of any Governmental Entity applicable to such Person or any of their respective properties or assets.

“Business Day” shall mean any day other than a Saturday or Sunday, a legal holiday in the State of Colorado or any day banks in the State of Colorado are authorized or required to be closed.

“Cenfin” means Cenfin, LLC.

“Certificate” shall have the meaning set forth in Section 3.6.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Communications Authorizations” shall have the meaning set forth in Section 6.11(b).

“Communications Laws” shall have the meaning set forth in Section 6.11(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated October 4, 2012 between SP and Roomlinx, which is hereby incorporated herein by reference.

“Consent” shall have the meaning set forth in Section 5.3.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise, or (c) being a director, officer, executor, trustee or beneficiary (or their equivalents) of a Person or a Person that controls such Person.

“Debt Restructuring Agreement” means the debt restructuring agreement to be entered at or prior to Closing by and among Roomlinx, SP and Cenfin, the terms of which are attached hereto as Exhibit D.

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“Definitive Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“DGCL” shall mean the Delaware General Corporation Law.

“Disclosure Schedules” shall mean the disclosur7e schedules attached to this Agreement.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Encumbrances” shall mean any encumbrance, lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

“Environmental Laws” shall mean all federal, state, local and foreign laws (including common law) and regulations relating to pollution or the environment, or to human health as affected by exposure to Hazardous Materials, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including: (a) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (b) Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (c) the National Environmental Policy Act, 42 U.S.C. 4321 et seq. (1969), as amended, (d) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (e) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (f) the Clean Water Act (33 U.S.C. §§1251 et seq.); (g) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (h) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (i) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (a)-(h) of this subparagraph; and (j) any rules, regulations, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (a)-(i) of this subparagraph.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exhibits” shall mean the exhibits attached to this Agreement.

“Existing Shares” shall have the meaning set forth in Section 3.2.

“FCC” shall have the meaning set forth in Section 6.11(a).

“Filing” shall have the meaning set forth in Section 5.3.

“Fully Diluted Shares” shall mean the outstanding Shares of the Company immediately following the Effective Time, which shall consist of the Roomlinx Fully Diluted Shares and the SP Fully Diluted Shares.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any U.S. or non-U.S. federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

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“Hazardous Materials” shall mean all substances, chemicals, wastes, materials, pollutants, or contaminants defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, RCRA hazardous wastes, CERCLA hazardous substances, asbestos, toxic mold, polychlorinated biphenyls (PCBs), or defined as hazardous or toxic by, or regulated as such under, any applicable Environmental Law.

“Indebtedness” shall mean, with respect to any Person, any Liability (contingent or otherwise) and relating to: (a) indebtedness, including interest and any prepayment penalties, expenses, breakage costs or fees thereon created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with such Person’s customary trade practices; (c) indebtedness of another Person secured by a lien on the property of such Person; whether or not the respective indebtedness so secured has been assumed by such Person; (d) capital lease obligations of such Person; and (e) indebtedness of others guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse and intercompany debts and guarantees but excluding letters of credit and guarantees by a company of performance obligations of another).

“Intellectual Property Rights” shall mean: (a) any and all United States and foreign patents, patent applications, continuations, continuations in part, and divisionals, reissues, extensions and reexaminations thereof, and inventions (whether or not patentable); (b) trade names, trade dress, logos, packaging design, slogans, work products, Internet domain names, registered and unregistered trademarks and service marks and applications for registration; (c) copyrights in both published and unpublished works, including all compilations, databases, computer programs (source code and object code versions), and work product, programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) any and all know-how, trade secrets, confidential or proprietary information, work product, research in progress, algorithms, data, designs, processes, formulae, methodologies, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, research in progress, proprietary information, data, materials and technology; and (e) goodwill, franchises, licenses, permits, consents, approvals and claims of infringement against third parties in any of the foregoing rights.

“IRS” shall mean the United States Internal Revenue Service.

“Liability” shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.

“Losses” shall mean any and all Liabilities, damages, losses, claims, penalties, costs and expenses (including all fines, interest, reasonable legal fees and expenses and amounts paid in settlement but excluding lost profits, consequential, punitive, special or indirect damages).

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“Material Adverse Effect” shall mean, with respect to any Person, any change, occurrence, event, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on such Person’s business, assets, results of operations or condition (financial or otherwise), but excludes any effect: (a) resulting from general economic or business conditions (except to the extent such change, occurrence, circumstance or development has a disproportionate adverse effect on such Person); (b) resulting from any changes in any Applicable Law or in GAAP; (c) that is cured before the date of any termination of this Agreement; (d) resulting from the negotiation, announcement or performance of this Agreement or the transactions contemplated hereby, including by reason of the identity of or communication by SP or its Affiliates of its plans or intentions regarding operation of the business; (e) resulting from any act or omission of Roomlinx or SP with the prior written consent of the other party or in accordance with the terms of this Agreement; and (f) resulting from war or terrorism, whether or not directed at such Person.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the aggregate amount of equity issued pursuant to this Agreement or in exchange for all of the capital stock of SP.

“Merger Sub” shall have the meaning set forth in Section 2.1.

“NRS” shall mean the Nevada Revised Statutes, as amended, from time to time.

“Permit” shall have the meaning set forth in Section 5.4.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization, Governmental Entity or other entity.

“Preliminary Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“Qualified” means, as to any representation, warranty, obligation, covenant or other agreement, as applicable, that such provision is subject to a “materiality”, “material”, “Material Adverse Effect”, “in all material respects”, or similar materiality qualification.

“Regulatory Approvals” shall mean any consents or approval required from the Federal Communications Commission (“FCC”) or the State Public Utility Commissions (“PUC”) with respect to the transactions contemplated hereunder.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, or disposal into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” shall mean, with respect to any Person, its employees, officers, directors, managers, investment bankers, attorneys, accountants, agents, representatives or Affiliates.

“Required Governmental Consents” shall mean (a) the applicable requirements of the Exchange Act and the Nasdaq Stock Market, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) compliance with any applicable foreign or state securities or Blue Sky Laws, and (d) to the extent required, the Regulatory Approvals.

“Requisite Roomlinx Stockholder Vote” shall have the meaning set forth in 5.6.

“Requisite SP Stockholder Vote” shall have the meaning set forth in 6.24.

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“Restated By-laws” shall have the meaning set forth in Section 2.4.

“Restated Articles of Incorporation” shall have the meaning set forth in Section 2.4.

“Return” shall have the meaning set forth in Section 6.16(a)(i).

“Reverse Stock Split” shall have the meaning set forth in Section 2.7.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for, redeem or acquire, or any options, warrants, calls, puts or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Roomlinx” shall have the meaning set forth in the preamble of this Agreement.

“Roomlinx Closing Certificate” shall have the meaning set forth in Section 8.2(c).

“Roomlinx Common Stock” shall have the meaning set forth in Section 3.2.

“Roomlinx Fully Diluted Shares” shall mean (a) the Existing Shares, plus (b) the Shares issuable upon the exercise of Roomlinx warrants outstanding immediately prior to the Effective Time (not including out-of-the-money warrants at the Effective Time) plus (c) the Shares to be issued to Cenfin or its designee pursuant to the Debt Restructuring Agreement. The Roomlinx Fully Diluted Shares will equal 14% of the Fully Diluted Shares at the Effective Time (5% of such Fully Diluted Shares will be held by Cenfin or its designee pursuant to clause (c)). At Closing, all outstanding options under the Roomlinx Stock Option Plan will terminate pursuant to the plan.

“Roomlinx Preferred Stock” shall have the meaning set forth in Section 5.5.

“Roomlinx Stockholders” shall have the meaning set forth in the recitals to this Agreement.

“Roomlinx Sub” shall have the meaning set forth in the recitals to this Agreement.

“Roomlinx’s Knowledge” shall mean the actual knowledge of Michael Wasik or Jason Andrew Baxter, after reasonable inquiry.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in Section 3.1.

“SP” shall have the meaning set forth in the preamble of this Agreement.

“SP Closing Certificate” shall have the meaning set forth in Section 8.3(c).

“SP Common Stock” shall have the meaning set forth in Section 3.1.

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“SP Employee Benefit Programs” shall have the meaning set forth in Section 6.15(a)(iv).

“SP Employees” shall have the meaning set forth in Section 6.15(a)(i).

“SP Employment Agreements” shall have the meaning set forth in Section 6.15(a)(ii).

“SP Financial Statements” shall have the meaning set forth in Section 6.7(a).

“SP Fully Diluted Shares” shall mean (a) the Shares issuable to SP Stockholders pursuant to Section 3.1, plus (b) the Shares issuable at the Effective Time to The Robert DePalo Special Opportunity Fund, LLC upon conversion of $3,200,000 of indebtedness as contemplated by Section 8.1(d) plus (c) the Shares issuable pursuant to any equity offering consummated by any party hereto prior to the Effective Time. The SP Fully Diluted Shares will equal 86% of the Fully Diluted Shares at the Effective Time excluding: (i) the possible conversion of 4,520,000 Shares from the conversion of an aggregate of $6,780,000 of non-voting Preferred Membership Units held in Brookville Special Purpose Fund, LLC and Veritas High Yield Fund, LLC; (ii) 3,694,444 shares (or $6,650,000) issuable, pursuant to a private placement memorandum dated January 15, 2014, as amended, at $1.80 per share; and (iii) all options and restricted stock awards issued and outstanding under the current SP Employee Incentive Plan, each of which is set forth on Schedule 6.5.  Further, both Series A Preferred Stock held by Allied International Fund and the Series B Preferred Stock held by Robert DePalo will survive and be assumed by the Company.

“SP Intellectual Property” shall have the meaning set forth in Section 6.14.

“SP Material Contract” shall have the meaning set forth in Section 6.13(a).

“SP Plans” shall have the meaning set forth in Section 6.15(a)(iii).

“SP Preferred Stock” shall have the meaning set forth in Section 2.13

“SP Real Property” shall have the meaning set forth in Section 6.18(a).

“SP Stockholders” shall have the meaning set forth in the recitals to this Agreement.

“SP’s Knowledge” shall mean the actual knowledge of Robert DePalo, after reasonable inquiry.

“Special Meeting” shall mean the meeting of the Roomlinx Stockholders to be held no later than April 7, 2014 to vote on the matters set forth in the Proxy Statement.

“State PUCs” shall have the meaning set forth in Section 6.11(a).

“Statement of Accounts” shall have the meaning set forth in Section 4.1(g).

“Stockholder Representative” shall have the meaning set forth in Section 11.17.

“Subsidiary” and “Subsidiaries” shall mean, in respect of any Person, any corporation or other legal entity of which such Person (either alone or together with other Subsidiaries of such Person) owns, directly or indirectly, more than fifty percent (50%) of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the stock or other equity interests of such entity).

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“Surviving Entity” shall have the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, occupancy, rent, transaction, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed or required to be withheld by any Governmental Entity, including any amounts required to be paid or delivered to any state as unclaimed or abandoned property, and any license, regulatory or other fees and charges required to be paid or deliver to the FCC, any State PUC or any fund established by the FCC or any State PUC (including the Universal Service Fund and any similar state universal service funds) pursuant to the Communications Laws, or any interest, penalties or additions thereto incurred under Applicable Law with respect to such items (whether assessed in connection with any audit or other examination by any Taxing Authority or judicial or administrative proceeding or otherwise) and including liability for the taxes of any other Person under Treas. Reg. 1.1502-6 (or similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

“Taxing Authority” shall have the meaning set forth in Section 6.16(a)(i).

“TIG Settlement Agreement” shall have the meaning set forth in Section 4.1(m).

“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, excise, stock, filing, permit, license, stamp, registration, value added, recording, escrow and other similar Taxes and fees.

“Treasury Regulations” means the income Tax regulations promulgated by the IRS and Department of Treasury under the Code, as such regulations may be amended from time to time.

“USAC” shall have the meaning set forth in Section 6.11(c).

ARTICLE II
MERGER

Section 2.1     Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into SP, with SP and its subsidiaries surviving as a wholly-owned subsidiary of Roomlinx.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, SP shall continue as the surviving entity of the Merger (the “Surviving Entity”) and the Merger shall have the effects set forth in the applicable provisions of the DGCL.  Following the Merger, Roomlinx shall (a) change its name to “SignalShare, Inc.”, (b) amend its Articles of Incorporation as set forth on Exhibit A attached hereto, (c) assume certain obligations of SP and (d) transfer substantially all of its assets and liabilities (other than assets consisting of contracts for which no consent to assignment has been obtained) into Roomlinx Sub, a newly-formed, wholly-owned subsidiary of Roomlinx (it being understood that the shares of Cardinal Broadband held by Roomlinx shall not be transferred to Roomlinx Sub, but will be deposited in escrow pursuant to Section 2.15).  As a result of the Merger, the shareholders of SP shall receive an aggregate of 86% of the common stock of SignalShare Inc., in accordance with the definition of SP Fully Diluted Shares.

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Section 2.2     Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by SP and Roomlinx (the “Closing Date”), which shall be not less than two (2) Business Days and not more than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York NY 10158, unless another date, place or time is agreed to in writing by SP and Roomlinx.  At the Closing, the parties shall execute and deliver such documents and take the other actions contemplated by Articles IV and VIII.

Section 2.3     Effective Time.  Prior to the Closing, the parties shall prepare, and on the Closing Date shall cause the Merger to be consummated by the filing of certificates of merger (the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in the form required by and executed in accordance with the relevant provisions of the DGCL, and in a form approved by SP and Roomlinx prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein as the effective time of the Merger being the “Effective Time”), and the parties shall make or cause to be made all other recordings or filings required under the DGCL or any other Applicable Law as may be required to consummate the transactions contemplated by this Agreement.

Section 2.4     Articles of Incorporation; Bylaws; and Shareholders Agreement.  At the Effective Time, (a) the articles of incorporation of Roomlinx, amended and restated in the form attached hereto as Exhibit A, shall be the articles of incorporation of the Company (the “Restated Articles of Incorporation”) until thereafter changed or amended in accordance with the provisions thereof and the NRS; (b) the bylaws of Roomlinx, amended and restated in the form attached hereto as Exhibit B, shall be the bylaws of the Company (the “Restated By-laws”) until thereafter changed or amended in accordance with the provisions thereof and the NRS; and (c) the Shareholders Agreement of SP, restated as that of SignalShare, Inc. in the form attached hereto as Exhibit L, shall be the Shareholders Agreement of the Company (the “Shareholders Agreement”).  The Restated Articles of Incorporation shall conform to the Certificate of Incorporation currently in effect for SP (except that the dividend payable for Series A Preferred Stock shall exclude revenues of up to $12 million per annum for both Roomlinx Sub and revenues of the Company attributable to contracts that have not been assigned to Roomlinx Sub because the applicable consents have not been obtained), and reflect the new name of the Company as “SignalShare, Inc.”  The Restated By-laws shall conform to the By-laws currently in effect for SP and shall provide for the maximum indemnification permitted under applicable Law for all prior Roomlinx directors and officers and SP directors and officers following the Effective Time.

Section 2.5     Directors and Officers.  The officers of Roomlinx immediately prior to the Effective Time will resign and the following individuals will be appointed to the following positions as the initial officers and directors of the Company as of immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with the Restated Certificate of Incorporation and the Restated By-laws of SignalShare, Inc.:

Aaron Dobrinsky                                     Chief Executive Officer and Director
Christopher Broderick                             Chief Operating Officer and Director

The initial officers of SignalShare shall also be the initial officers of Roomlinx Sub (and Michael Wasik and Robert Wagener also shall be the initial officers of Roomlinx Sub as appointed by the Board of SignalShare) as of immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with the articles of incorporation and bylaws of Roomlinx Sub.

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Section 2.6     SEC Filings. Roomlinx shall file Form 8-K and Preliminary Proxy Statement as described in Section 7.3(a) with the SEC.  SP shall reasonably cooperate with Roomlinx, as applicable, in connection with the preparation of such filings.

Section 2.7     Reverse Split.  Immediately prior to the Effective Time, Roomlinx shall effect a reverse split of the Roomlinx Common Stock to result in 600,000 shares of Roomlinx Common Stock issued and outstanding immediately before the Effective Time (the “Reverse Stock Split”).

Section 2.8     Name Change.  Immediately prior to the Effective Time, Roomlinx shall change its Name and Trading Symbol to one chosen by SP.

Section 2.9     Restated Roomlinx Articles of Incorporation.   Upon the Effective Time following Roomlinx Stockholder approval and Board of Directors approval Roomlinx shall: (i) amend and restate its Articles of Incorporation to change its name to SignalShare, Inc.; (ii) create serial preferred stock with identical Series A and Series B designations to that existing for SP at the time of the Merger; and (iii) assume any and all obligations which SP has at the time of the Merger, including, but not limited to, those under its outstanding Preferred Stock, employment and consulting agreements and outstanding securities.

Section 2.10     Roomlinx Subsidiary.  Simultaneously with the Merger, Roomlinx shall transfer all of its business operations and substantially all of its assets and liabilities (other than assets consisting of contracts for which no consent to assignment has been obtained) to Roomlinx Sub including, but not limited to, any obligations under the TIG Settlement Agreement (it being understood that the shares of Cardinal Broadband held by Roomlinx shall not be transferred to Roomlinx Sub, but will be deposited in escrow pursuant to Section 2.15).

Section 2.11     [Intentionally Omitted]

Section 2.12     Tax Consequences.  For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  The parties hereto shall not take a position on any Tax return or take any action inconsistent with this Section unless otherwise required by a Governmental Entity or Taxing Authority.  SP and Roomlinx shall not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or fail to take any action the omission of which could reasonably be expected to cause the Merger to fail to so qualify.

Section 2.13     Exchange of Preferred Stock.  As of the Effective Time, each holder of SP Preferred Stock shall exchange and deliver to Roomlinx all issued and outstanding shares of SP Preferred Stock with irrevocable stock powers and Roomlinx shall deliver to the SP Preferred Stockholders an identical number of shares of SignalShare, Inc. Preferred Stock with identical rights and obligations under the Restated Articles of Incorporation.  The Preferred Stock is to be issued to the former SP Preferred Stockholders in accordance with the terms hereof and the Restated Articles of Incorporation shall be issued in full satisfaction of all rights pertaining to the SP Preferred Stock.

Section 2.14     SP Options.  Following the Effective Time, all options to purchase SP Common Stock that are outstanding immediately prior to the Effective Time, each of which is set forth on Schedule 6.5, shall be exchanged for an identical number of options to purchase shares of SignalShare, Inc. Common Stock on the same terms and conditions. Such options and shares are included in the SP Fully Diluted Shares.

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Section 2.15     Escrow Agreement.  Upon the Effective Time, the parties to this Agreement hereby agree to deliver to a mutually agreed escrow agent pursuant to an Escrow Agreement, the form of which is attached hereto as Exhibit N, this executed Agreement, stock certificates for Cardinal Broadband and Signal Point Corp., together with all agreements, documents and materials scheduled to the Escrow Agreement until such time as all consents and approvals are obtained from the Regulatory Authorities.

Section 2.16     Transitional Services Agreement.  Upon the Effective Time, the parties to this Agreement hereby agree to enter into a Transitional Services Agreement, the form of which is attached hereto as Exhibit M, for SP to manage and operate the business of Cardinal Broadband and Signal Point Corp. until all Regulatory Approvals are obtained.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1     Treatment of SP Common Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, all shares of common stock, par value $.001 per share, of SP (the “SP Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into an aggregate of 120,000,000 shares of common stock, par value $.001 per share, of the Company (the “Shares”).  At the Effective Time all shares of SP Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Shares as provided herein.  Accordingly, as of immediately following the Effective Time, the holders of SP Common Stock immediately prior to the Effective Time shall hold (when taken together with the other SP Fully Diluted Shares (as defined)) Shares representing in the aggregate eighty-six percent (86%) of the Fully Diluted Shares.  Stock certificates representing Shares shall be issued by the Company at the Effective Time.

Section 3.2     Treatment of Roomlinx Common Stock.  Each share of common stock, par value $.001 per share, of Roomlinx (the “Roomlinx Common Stock”) issued and outstanding, immediately prior to the Effective Time, but after giving effect to the Reverse Stock Split (the “Existing Shares”), shall remain outstanding and, by virtue of the Merger and without any action on the party of the holder thereof, shall represent one Share following the Effective Time.  The holders of Roomlinx Common Stock and Cenfin (pursuant to the Debt Restructuring Agreement, the terms of which are attached hereto as Exhibit D) shall receive an aggregate amount of additional Shares as set forth on Exhibit C Post-Closing Capitalization.  Accordingly, immediately following the Effective Time, Cenfin will own 5%, and the holders of Roomlinx Common Stock immediately prior to the Effective Time shall hold in the aggregate nine percent (9%), of the Fully Diluted Shares.  The capitalization of the Company following the Merger is reflected on Exhibit C attached hereto.  The Debt Restructuring Agreement will provide that any remaining debt to Cenfin shall be secured solely by the assets of Roomlinx Sub and the assets of SignalShare consisting of contracts for which no consent to assignment has been obtained and otherwise will not be secured by SignalShare or any other subsidiaries of SignalShare.

Section 3.3     Treatment of Roomlinx Preferred Stock.  As of the Effective Time, there shall be no shares of Roomlinx Preferred Stock outstanding.  Following the Effective Time, the Restated Articles of Incorporation for the Company, attached hereto as Exhibit A shall provide for the identical Serial Preferred Stock, Series A and Series B Preferred Stock currently authorized by SP.

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Section 3.4     Treatment of Roomlinx Options and Warrants.  All options issued under the Roomlinx Stock Option Plan to purchase Roomlinx securities that are outstanding immediately prior to the Effective Time shall terminate as of the Effective Time.  Warrants, as set forth on Schedule 3.4 to purchase Roomlinx securities that are outstanding immediately prior to the Effective Time shall, at the Effective Time by virtue of the Merger and without any further action on the part of the holder thereof, continue to be exercisable for the same number of Shares at the same exercise price (subject to adjustment of the exercise price and the number of Shares as a result of the contemplated Reverse Stock Split).

Section 3.5     No Fractional Shares.  No certificates representing fractional Shares or book-entry credit of the same shall be issued.  Each holder of SP Common Stock or Roomlinx Common Stock who receives any portion of the Shares who would otherwise have been entitled to receive a fraction of a Share shall have such fractional interest rounded up to the nearest whole number.

Section 3.6     Lost, Stolen or Destroyed Stock Certificates.  In the event any certificate representing shares of SP Common Stock or Roomlinx Common Stock (“Certificates”) shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate(s) and granting indemnity against any Losses from any claim that may be made against the Company or the issuer thereof with respect to such Certificate(s), and such lost instrument bond or other security for the indemnity as the issuer thereof shall reasonably request, the Company shall deliver a stock certificate representing Shares in an amount equal to the number of Shares to which such holder is entitled with respect to the shares evidenced by such lost, stolen or destroyed Certificate(s).

Section 3.7     Stock Transfer Books.  Five (5) Business Days prior to the Closing Date, the stock transfer books of Roomlinx with respect to all shares of capital stock of Roomlinx shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of Roomlinx.

ARTICLE IV

CLOSING DELIVERABLES

Section 4.1      Roomlinx.  At the Closing, Roomlinx shall deliver to SP the following documents:

(a)     the Roomlinx Closing Certificate;

(b)     the written resignations referred to in Section 8.2(e);

(c)     a certificate of good standing of Roomlinx, dated as of a recent date, from the Secretary of State of the State of Nevada;

(d)     a certificate of the Secretary of Roomlinx containing a true and correct copy of the resolutions duly adopted by the board of directors of Roomlinx, approving or authorizing this Agreement and the transactions contemplated hereby on the part of Roomlinx, which shall also certify that such resolutions have not been rescinded, revoked or modified and remain in full force and effect;

(e)     a certificate of the Secretary of Roomlinx setting forth the incumbency of each Person executing this Agreement or any document required by this Agreement on behalf of Roomlinx;

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(f)     a copy of the By-laws of Roomlinx, as amended, certified as of the Closing Date by a duly authorized officer of Roomlinx;

(g)    a statement (the “Statement of Accounts”), certified by the Chief Financial Officer of Roomlinx, setting forth Roomlinx’s current cash, cash equivalents, inventory, receivables, and current accounts payable as of the Closing Date.

(h)    a copy of the Shareholders Agreement signed by each officer, director of Roomlinx, and 10% or greater shareholder of SignalShare;

(i)     the executed Debt Restructuring Agreement containing the terms set forth in Exhibit D attached hereto;

(j)      executed employment agreements dated the Closing Date between the Roomlinx Sub. and each of Michael Wasik and Robert Wagener, substantially in the forms attached hereto as Exhibits E and F, respectively;

(k)     all books, records, general ledgers, general journals, stock transfer ledgers, minutes of stockholder and director meetings, corporate seals and original Contracts and lease agreements; and

(l)      stock certificate(s) and separate stock powers representing all of the issued and outstanding capital stock of Cardinal Broadband to be delivered to the Escrow Agreement, pursuant to the terms and conditions of the Escrow Agreement, the form of which is attached hereto as Exhibit N.

(m)    a fully executed Settlement and Mutual General Release Agreement, by and among PC Specialists, Inc. (d/b/a Technology Integration Group), and the Roomlinx Sub (the “TIG Settlement Agreement”), substantially in the form attached hereto as Exhibit O.

Section 4.2       SP.  At the Closing, SP shall deliver to Roomlinx the following documents:

(a)      the SP Closing Certificate;

(b)     a certificate of good standing of SP, dated as of a recent date, from the Secretary of State of the State of Delaware;

(c)     a certificate of the Secretary of SP containing a true and correct copy of the resolutions duly adopted by the board of directors of SP, approving or authorizing this Agreement and the transactions contemplated hereby on the part of SP, which shall also certify that such resolutions have not been rescinded, revoked or modified and remain in full force and effect;

(d)     a certificate of the Secretary of SP setting forth the incumbency of each Person executing this Agreement or any document required by this Agreement on behalf of SP;

(e)     executed consulting and/or employment agreements between SignalShare Inc. and Robert DePalo, Aaron Dobrinsky, Chris Broderick and Andrew Bressman substantially in the forms attached hereto as Exhibits G,H, I and J, respectively;

(f)       executed consulting agreement between SignalShare Inc. and SAB Management LLC in the form attached hereto as Exhibit K; and

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(g)    stock certificate(s) and separate stock powers representing all of the issued and outstanding capital stock of Signal Point Corp. to be delivered to the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, the form of which is attached hereto as Exhibit N.

Section 4.3      Roomlinx & SP. At the Closing, Roomlinx and SP shall execute and deliver the following documents:

(a)     this Agreement and Plan of Merger;

(b)    the Transitional Services Agreement; and

(c)     the Escrow Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO ROOMLINX

Except as disclosed in (a) the SEC Reports filed by Roomlinx prior to the date hereof or (b) the sections of the Disclosure Schedules that specifically relates to such Section, or is reasonably apparent on its face that relates to a Section or a portion of a Section, of Article V below, Roomlinx hereby represents and warrants to SP as follows:

Section 5.1      Organization; Good Standing.  Roomlinx (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; and (b) is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except where the failure to be so qualification could not reasonably be expected to have a Material Adverse Effect with respect to Roomlinx.  The copies of organizational documents of Roomlinx, each as amended to date and made available to SP’s counsel prior to the date of this Agreement, are true, correct and complete.

Section 5.2      Authorization; Enforceability; Board Action.

(a)     Roomlinx has the corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Roomlinx Stockholder Vote, to consummate and perform its obligations hereunder.  The execution and delivery of this Agreement, the performance by Roomlinx of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by Roomlinx’s board of directors and no other corporate proceedings on the part of Roomlinx are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to completion of the Merger, the adoption of this Agreement by the Requisite Roomlinx Stockholder Vote prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    This Agreement has been duly executed and delivered by Roomlinx and, assuming the due authorization, execution and delivery of this Agreement by SP, constitutes a legal, valid and binding obligation of Roomlinx, enforceable against Roomlinx in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(c)     Roomlinx’s board of directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, the stockholders of Roomlinx, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) directed that this Agreement be submitted to the Roomlinx Stockholders for their consideration and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Requisite Roomlinx Stockholder Vote at a Special Meeting.

Section 5.3     Consents.  Except as set forth in Schedule 5.3, except for the Required Governmental Consents and except for any such Consent or Filing (as such terms are defined below) the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect with respect to Roomlinx, no consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration, notice or filing (each, a “Filing”) with any Governmental Entity or other Person is required for or in connection with the execution and delivery of this Agreement by Roomlinx and the consummation by Roomlinx of the transactions contemplated hereby. Schedule 5.3(b) shall list any and all Required Governmental Consents required for Roomlinx to perform its obligations under this Agreement and transaction.

Section 5.4     No Conflict.  The execution, delivery and performance of this Agreement by Roomlinx does not, and the consummation by Roomlinx of the transactions contemplated hereby will not: (a) conflict with or violate any provision of the organizational documents of Roomlinx, (b) assuming all Consents and Filings included in the exceptions to Section 5.3 have been obtained and are effective, conflict with or violate in any material respect any Applicable Law or permit, license or authorization issued by any Governmental Entity necessary for the conduct of its business (each, a “Permit”), (c) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, indenture, mortgage, lease or other agreement or instrument to which Roomlinx is a party or by which Roomlinx or any of its properties or assets may be bound, or (d) result in the imposition or creation of any Encumbrances on any of the property or assets held or leased by Roomlinx; except, in case of clauses (b) and (c), as have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Roomlinx.

Section 5.5      Capitalization .  The authorized equity interests of Roomlinx consists of (a) 200,000,000 shares of Roomlinx Common Stock, of which 6,405,413 shares are issued and outstanding, which shall be reverse split prior to the Effective Time so that there are then 600,000 shares issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, par value, $0.20 per share of Roomlinx (“Roomlinx Preferred Stock”), of which 720,000 shares have been designated as Class A Preferred Stock and 720,000 shares are issued and outstanding, all of which shall be cancelled as of the Closing Date.  All of the issued and outstanding shares of Roomlinx capital stock (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have not been issued in violation of the preemptive or other rights of any Person, and (iii) have been issued in compliance with applicable federal, state and foreign securities laws.  Except as set forth in the SEC Reports (defined below), as of the date of this Agreement, there are no outstanding (x) Rights with respect to Roomlinx, (y) voting trusts, stockholder agreements, proxies or other agreements or understandings with respect to the voting, transfer or registration of any of the capital stock of Roomlinx, (z) obligations, commitments or arrangements, contingent or otherwise, of Roomlinx to purchase, redeem or otherwise acquire any securities of Roomlinx other than pursuant to any benefit plan or upon the termination of employment of an employee and other than such as could not reasonably be expected to have a Material Adverse Effect with respect to Roomlinx.

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Section 5.6     Required Vote of Roomlinx Stockholders.  The only vote of the holders of outstanding securities of Roomlinx required by the certificate of incorporation or bylaws of Roomlinx, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Roomlinx Common Stock.  The vote required by the previous sentence is referred to together as the “Requisite Roomlinx Stockholder Vote.”

Section 5.7      SEC Reports; Financial Statements.

(a)     Since December 31, 2011 through the date of this Agreement, Roomlinx has timely filed or furnished (when taking into account timely extension filings) all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the SEC (collectively, “SEC Reports”), all of which have complied, as to form, as of their respective filing dates, or if amended, as of the date of the last such amendment, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of the SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The audited and unaudited consolidated financial statements (including the related notes thereto) of Roomlinx included in the SEC Reports filed since December 31, 2011 through the date of this Agreement, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis for the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Roomlinx as of their respective dates, and the related consolidated income, stockholders’ equity and consolidated cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and other adjustments described therein, including the notes thereto).

Section 5.8      Absence of Undisclosed Material Liabilities.  Roomlinx has no material Liabilities of any nature required to be recorded or reflected on a balance sheet under GAAP that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Roomlinx, other than such Liabilities (i) as and to the extent reflected or reserved against on the most recent consolidated balance sheet of Roomlinx or in the notes thereto included in, or otherwise disclosed in, the SEC Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet or (iii) with respect to or arising from transactions contemplated hereby.

Section 5.9     Absence of Certain Changes.  Since December 31, 2012, Roomlinx has conducted its business only in the ordinary course of business consistent with past practice and, except for actions taken in connection with the transactions contemplated by this Agreement: (a) there has not been a Material Adverse Effect with respect to Roomlinx; and (b) Roomlinx has not taken or had occur any of the actions or events described in Section 7.1.

Section 5.10    Compliance with Laws.  Roomlinx is in compliance in all material respects with all Applicable Laws and the terms of the Permits relating to Roomlinx’s business.

Section 5.11    Related Party Transactions.  Except (a) for this Agreement and the exhibits attached hereto, (b) the Merger and (c) as otherwise disclosed in the SEC Reports, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between Roomlinx and Roomlinx’s Affiliates that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO SP

Except as disclosed in the sections of the Disclosure Schedules that specifically relates to such Section, or is reasonably apparent on its face that relates to a Section or a portion of a Section, of Article VI below, SP hereby represents and warrants to Roomlinx as follows:

Section 6.1      Organization.  SP (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; and (b) is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except where the failure to be so qualification could not reasonably be expected to have a Material Adverse Effect with respect to SP.  The copies of organizational documents of SP, each as amended to date and made available to Roomlinx’s counsel prior to the date of this Agreement, are true, correct and complete.

Section 6.2      Authorization; Enforceability; Board Action.

(a)     SP has the corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite SP Stockholder Vote, to consummate and perform its obligations hereunder.  The execution and delivery of this Agreement, the performance by SP of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by SP’s board of directors and no other corporate proceedings on the part of SP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to completion of the Merger, the adoption of this Agreement by the Requisite SP Stockholder Vote prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)     This Agreement has been duly executed and delivered by SP and, assuming the due authorization, execution and delivery of this Agreement by SP, constitutes a legal, valid and binding obligation of SP, enforceable against SP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)     SP’s board of directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, the stockholders of SP, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) directed that this Agreement be submitted to the SP Stockholders for their consideration and resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the SP Stockholders.

Section 6.3      Consents.  Except as set forth in Schedule 6.3 and except for the Required Governmental Consents, no Consent of, or Filing with, any Governmental Entity or other Person is required for or in connection with the execution and delivery of this Agreement by SP and the consummation by SP of the transactions contemplated hereby.

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Section 6.4      No Conflict.  Except as set forth in Schedule 6.4, the execution, delivery and performance of this Agreement by SP does not, and the consummation by SP of the transactions contemplated hereby will not: (a) conflict with or violate any provision of the organizational documents of SP, (b) assuming all Consents and Filings included in the exceptions to Section 6.3 have been obtained and are effective, conflict with or violate in any material respect any Applicable Law or permit, license or authorization issued by any Governmental Entity necessary for the conduct of SP’s business, (c) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, indenture, mortgage, lease or other agreement or instrument to which SP is a party or by which SP or any of its properties or assets may be bound, or (d) result in the imposition or creation of any Encumbrances on any of the property or assets held or leased by SP; except, in case of clause (c), as have not had and would not reasonably be expected to have a Material Adverse Effect with respect to SP.

Section 6.5     Capitalization.  As of the date hereof, the authorized equity interests of SP consists of (a) 150,000,000 shares of SP Common Stock, of which 106,156,213 shares were issued and outstanding as of January 15, 2014, and (b) 10,000,000 shares of SP Preferred Stock, of which 1,000 shares designated as “Series A Preferred Stock” are issued and outstanding and 10 shares designated as “Series B Preferred Stock” are issued and outstanding.  All of the issued and outstanding shares of SP capital stock (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have not been issued in violation of the preemptive or other rights of any Person, and (iii) have been issued in compliance with applicable federal, state and foreign securities laws.  Schedule 6.5 sets forth, as of the date of this Agreement, all outstanding (x) Rights with respect to SP, (y) voting trusts, stockholder agreements, proxies or other agreements or understandings with respect to the voting, transfer or registration of any of the capital stock of SP, and (z) obligations, commitments or arrangements, contingent or otherwise, of SP to purchase, redeem or otherwise acquire any securities of SP other than pursuant to any benefit plan or upon the termination of employment of an employee.

Section 6.6      Subsidiaries.  Except as set forth in Schedule 6.6, as of the date hereof, and subject to the Regulatory Approvals, SP has no Subsidiaries and does not have any investment or hold any interest in any Person.

Section 6.7      Financial Statements.

(a)     Schedule 6.7 contains true, correct and complete copies of the following financial statements (collectively, the “SP Financial Statements”): unaudited balance sheets of SP as of the fiscal years ended December 31, 2012 and December 31, 2013 and unaudited statements of income and cash flows for the fiscal years then ended, copies of which are attached hereto.

(b)     The SP Financial Statements are consistent in all material respects with the books and records of SP and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of SP as of the dates thereof and its results of operations and cash flows for the periods then ended.  Except as set forth in Schedule 6.7(b), SP has not entered into any transaction involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or the use of special purpose entities for any off balance sheet activity.  SP’s revenue recognition policies and the application of those policies comply with applicable standards under GAAP applied on a consistent basis.

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Section 6.8          Absence of Undisclosed Material Liabilities.  Except as set forth in Schedule 6.8 and except for Liabilities (a) incurred in the ordinary course of business subsequent to the balance sheet included in SP’s audited financial statements for the year ended December 31, 2013; (b) reflected, accrued or reserved against on the face of the balance sheet included in SP’s audited financial statements for the year ended December 31, 2013; (c) arising under Contracts (other than accrued Liabilities arising thereunder and other than arising as a result of a default or breach thereof) since the date of the balance sheet included in SP’s audited financial statements for the year ended December 31, 2013; or (d) of a type that would not be required to be reflected in the financial statements of SP as of the date of the balance sheet included in SP’s audited financial statements for the year ended December 31, 2013, SP has no material Liability.  The reserves reflected in the SP Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

Section 6.9          Absence of Certain Changes.  Since December 31, 2012, SP has conducted its business only in the ordinary course of business consistent with past practice and, except for actions taken in connection with the transactions contemplated by this Agreement and as set forth in Schedule 6.9: (a) there has not been a Material Adverse Effect with respect to SP; and (b) SP has not taken or had occur any of the actions or events described in Section 7.1.

Section 6.10         Litigation.  Except as set forth on Schedule 6.10, there is no material litigation, claim, action, suit, proceeding, arbitration, mediation or investigation of a Governmental Entity pending or, to SP’s Knowledge, threatened against or relating to SP or any properties or assets of SP.

Section 6.11         Communications Laws.

(a)          Except as disclosed on Schedule 6.11(a), since  December 31, 2012, the operation of SP and its business complies and has complied in all material respects with the Communications Act of 1934, as amended, the rules, orders, regulations and other applicable requirements of the Federal Communications Commission (“FCC”), and the applicable state statutes governing the communications industry, the rules, orders, regulations and other applicable requirements of any state public service commission, public utilities commission or similar state agency responsible for regulating the communications industry within a particular state and with jurisdiction over any of the services offered by SP (“State PUCs”) (collectively, the “Communications Laws”).   SP is in compliance with the Communications Assistance for Law Enforcement Act of 1994 and all rules and regulations promulgated thereunder.

(b)         Schedule 6.11(b) lists all of the material communications licenses, certificates, permits, approvals, orders, consents, permissions and other authorizations used or necessary to operate SP’s business, including all licenses or authorizations issued by the FCC and all certificates of public convenience and necessity or similar instruments issued by any State PUC (“Communications Authorizations”).  Each Communications Authorization is in full force and effect and has not been revoked, reversed, stayed, set aside, annulled or suspended and is not subject to any conditions or requirements that are not generally imposed by the FCC or applicable State PUC upon holders of such Communications Authorizations.  The Communications Authorizations are the only material licenses, certificates, permits, authorizations, consents or approvals required from the FCC or any applicable State PUC to operate SP’s business.

(c)          SP, as of December 31, 2013, has submitted all material reports and paid all license, regulatory or other fees and charges which they have calculated in good faith as due to the FCC, any State PUC or any fund established by the FCC or any State PUC (including the Universal Service Administrative Company (“USAC”) and any similar state universal service funds) pursuant to the Communications Laws.  SP does not currently owe any material contributions to USAC, except as set forth as a current Liability in SP’s unaudited financial statements for the year ended December 31, 2013 and except as disclosed on Schedule 6.11(c).  There is no inquiry, claim, action or demand pending or, to SP’s Knowledge, threatened before the FCC which questions the amounts paid by SP pursuant to the Communications Laws.

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(d)             Except for the Required Governmental Consents, and the execution of the Transitional Services Agreement, the execution, delivery and performance of this Agreement will not: (i) violate or conflict with the Communications Laws; (ii) require the prior consent or authorization of, or notice to, the FCC or any State PUC; or (iii) result in or cause a forfeiture, suspension, termination, revocation, impairment, adverse modification or non-renewal of any of the Communications Authorizations.

Section 6.12         Compliance with Laws.  Except as set forth on Schedule 6.12, SP is in compliance in all material respects with all Applicable Laws and the terms of each permit, license or authorization issued by any Governmental Entity necessary for the conduct of its business.

Section 6.13         Contracts.

(a)         Except as set forth on Schedule 6.13(a) (each Contract set forth on Schedule 6.13(a) shall be referred to as an “SP Material Contract”), SP is not a party or subject to:

(i)            any Contract pursuant to which SP received revenue in any month ended during the twelve (12)-month period ended October 31, 2013, or reasonably expects to receive revenue in any month ending during the twelve (12)-month period ending October 31, 2014 that would result in the customer being one of SP’s top ten customers by revenue.

(ii)           any real property lease;

(iii)          a Contract for the purchase, license (as licensee) or lease (as lessee) by SP of services, materials, products, personal property, supplies, Intellectual Property Rights or other assets from any supplier or vendor or for the furnishing of services to SP reasonably expected to involve total payments by SP in any consecutive twelve (12)-month period ending after the date hereof.   For the purpose of this Schedule 6.13(a)(iii), SP’s top ten purchase agreements shall be identified and produced for review;

(iv)          a mortgage, indenture, security agreement, guaranty, pledge or other Contract relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business);

(v)           an employment, change of control, retention, severance or material consulting agreement;

(vi)          a joint venture, partnership or limited liability company agreement with third parties;

(vii)         a non-competition agreement or any other Contract which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of SP may be conducted or (ii) the ability of SP to provide any type of service or product presently provided by SP;

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(viii)         a Contract containing any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

(ix)           a Contract or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person;

(x)            any Contracts providing for the indemnification by SP of any Person other than customary indemnifications of any agreements entered into in the ordinary course of business;

(xi)           any Contract providing for licensing or royalties; or

(xii)          any other material Contract not in the ordinary course of business of SP.

(b)           (i) Each SP Material Contract is valid and binding on SP and, to SP’s Knowledge, each other party thereto and is in full force and effect, and (ii) SP has performed and complied with, in all material respects, all obligations required to be performed or complied with by it under each SP Material Contract.  There is no material default under any SP Material Contract by SP or, to SP’s Knowledge, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by SP, or to SP’s Knowledge, by any other party.

Section 6.14         Intellectual Property.  SP owns, or validly licenses or otherwise has the right to use the material Intellectual Property Rights relating to SP’s business as operated as of the date of this Agreement (the “SP Intellectual Property”).  Except as disclosed on Schedule 6.14, SP has not received any written claim of invalidity or conflicting ownership rights with respect to any SP Intellectual Property from a third party and no such SP Intellectual Property is the subject of any pending or, to SP’s Knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding.  SP has not received any written notice from any Person that the use of any SP Intellectual Property by SP or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that SP or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how.

Section 6.15         Employee Benefits.

(a)           Schedule 6.15(a) sets forth the following:

(i)            a list of all employees of SP (collectively, the “SP Employees”) setting forth the name, position held, start date and compensation arrangements (including with respect to each employee the amount of any potential severance obligation);

(ii)           a list of each written employment agreement, consulting agreement and similar agreement with any SP Employee (collectively, the “SP Employment Agreements”);

(iii)           a list of each “employee benefit plan” as such term is defined in ERISA Section 3(3) that is covered by ERISA and that is maintained for the benefit of any SP Employee (collectively, the “SP Plans”); and

(iv)           a list of each written plan or arrangement (excluding the SP Employment Agreements) not subject to ERISA maintained for the benefit of any SP Employee which provides for retirement benefits, termination bonuses, severance payments or benefits, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, the “SP Employee Benefit Programs”).

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(b)           Each SP Employment Agreement, SP Plan and SP Employee Benefit Program is maintained and administered in compliance in all material respects with the terms of such SP Employment Agreement, SP Plan and SP Employee Benefit Program and all laws applicable thereto, and SP has not received any notice from any Governmental Entity concerning such compliance.

(c)           Except as set forth on Schedule 6.15(c), no “reportable event” (as such term is used in ERISA Section 4043), “prohibited transaction” (as such term is used in ERISA Section 406 or Code Section 4975) or “accumulated funded deficiency” (as such term is used in Code Section 412 or 4971) has occurred with respect to any SP Plan during the past three (3) years that would, individually or in the aggregate, result in any material Liability.  All individuals participating in (or eligible to participate in) any SP Plan have been properly classified as employees of SP.

(d)           Except as set forth on Schedule 6.15(d), no litigation or administrative or other proceedings involving an SP Employment Agreement, SP Plan or SP Employee Benefit Program have occurred or, to SP’s Knowledge, have been threatened in writing.

(e)           Each SP Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter issued by the IRS or has pending, or will have not less than thirty (30) days remaining after the Closing Date in which to file, an application for such determination from the IRS.  All payments due from SP with respect to any SP Employment Agreement, SP Plan or SP Employee Benefit Program have been made or have been properly accrued as Liabilities of SP in accordance with the terms of such SP Employment Agreement, SP Plan, SP Employee Benefit Program and applicable law.

(f)           Except as described on Schedule 6.15(f), SP and its “ERISA affiliates” do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j), (ii) a “multi-employer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)), or (iv) any arrangement providing welfare benefits to any person beyond his or her retirement or other termination of service other than coverage mandated by Part 6 of Title 1 of ERISA or Code Section 4980B or similar state law.

(g)           Except as set forth in Schedule 6.15(g), the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any Person to any material benefit under any SP Employment Agreement, SP Plan or SP Employer Benefit Program or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any SP Employment Agreement, SP Plan or SP Employee Benefit Program.

Section 6.16         Taxes.  Except as set forth on Schedule 6.16:

(a)           (i) All Tax returns and reports required to be filed with the IRS or any federal, state, local or foreign taxing or regulatory authority (together with the IRS and including the Universal Service Access Commission, the FCC, NYPSC and other regulatory bodies, a “Taxing Authority”) with respect to any period ending on or before the Closing Date by or on behalf of SP (individually, a “Return”, collectively, the “Returns”) have, to the extent required to be filed on or before the date of this Agreement, been or will be filed when due in accordance with all Applicable Laws and taking into account all extensions of due dates; (ii) all material Taxes shown as due and payable on the Returns that have been filed, and all other Taxes due and payable, whether or not reflected on a Return, have been timely paid to the appropriate Taxing Authority, and all of such Returns are true and complete in all material respects and all such payments are in the proper amounts; (iii) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to SP; and (iv) there are no liens for Taxes upon SP’s assets except statutory liens for current Taxes not yet due and payable.

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(b)           SP has not agreed to any extension or waiver of the statute of limitations period applicable to any Return or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired.

(c)           SP is not now and has never been a party to any Tax allocation, Tax indemnity or Tax sharing agreement, and SP has not assumed the Tax liability of any other Person under any contract.

(d)           SP has timely withheld and paid all material Taxes required to have been withheld and paid by SP, including payroll, sales, use and excise Taxes.

(e)           There are no audits, administrative proceedings, or court proceedings currently pending or, to SP’s Knowledge, threatened with respect to SP in respect of any Tax.

(f)           SP (i) is not now and has never been a member of an affiliated group of corporations within the meaning of Code Section 1504 or a member of an affiliated, combined, consolidated, unitary or similar group under any similar provision of law; and (ii) does not have any Liability for Taxes of any Person (other than SP) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract or otherwise.

(g)           SP has provided true, correct and complete copies of all Returns filed by or with respect to SP for all taxable periods ending on or after December 31, 2011.  Except as set forth on Schedule 6.16(g), SP did not have any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit or excess charitable contribution allocable to SP as of December 31, 2013.

(h)           SP has not made any payments, or is or will be obligated to make any payments due to the transactions contemplated hereby, that would result in an “excess parachute payment” within the meaning of Code Section 280G.

(i)            SP has not engaged in any “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(j)           SP is, and for all periods prior to the date of this Agreement, has been a corporation for income Tax purposes.

(k)          No Transfer Taxes are payable or will become payable in connection with the consummation of the transactions contemplated by this Agreement.

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Section 6.17     Environmental Matters.  No Hazardous Material has been generated, transported, used, handled, processed, disposed, stored or treated by SP on any real property owned, leased or operated by SP except in material compliance with Environmental Laws.  To SP’s Knowledge, no Hazardous Material has been spilled, released, discharged, disposed, or transported from any real property owned, leased or operated by SP except in material compliance with Environmental Laws.  To SP’s Knowledge, SP is in compliance in all material respects with all applicable Environmental Laws.

Section 6.18     Real Property.

(a)     Schedule 6.18(a)(i) sets forth a true and complete list of all real property owned, leased or operated by SP (collectively, the “SP Real Property”).  The SP Real Property constitutes all real property and improvements leased, subleased or otherwise occupied or used by SP or necessary for the operation of SP’s business.  With respect to each parcel of SP Real Property, except as set forth in Schedule 6.18(a)(ii): (i) the applicable lease is legal, valid, binding, enforceable and in full force and effect against SP; (ii) SP is not in material breach or violation of, or default under, any applicable lease, and no event has occurred, is pending or, to SP’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by SP under the applicable lease; and (iii) the applicable lease does not require any consent, approval, permit or authorization of, or notice to, any Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)     SP is in material compliance with its obligations with respect to the SP Real Property.  SP has not received any notices of material violations of any applicable zoning, subdivision or building regulation, ordinance or other Applicable Law relating to the SP Real Property.  To SP’s Knowledge: (i) the SP Real Property is in material compliance with all applicable zoning, subdivision or building regulations, ordinances or other Applicable Laws relating to the Real Property; and (ii) no SP Real Property is subject to, or affected by, any material special assessment for public improvements, whether or not presently an Encumbrance upon such SP Real Property.  Except as set forth on Schedule 6.18(b), the transactions contemplated by this Agreement will not require any Consent or Permit of any Governmental Entity or third party with respect to any SP Real Property.

                Section 6.19     Labor Matters.  As of the date hereof, SP employs approximately forty-five (45) full-time and part-time employees.  Schedule 6.19 sets forth a list of all SP Employees.  SP has not misclassified any individual providing service to SP as an independent contractor.  SP is not delinquent in payments to any of employees of SP for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for SP or amounts required to be reimbursed to such Persons.  SP is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours, including laws regarding the proper classification of employees and independent contractors.  There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, or stoppages of work, existing, pending or, to SP’s Knowledge, threatened against or involving SP.  SP is not a party to any collective bargaining agreement with any labor organization or other representative of any SP Employees, nor is any such agreement presently being negotiated.  There is not presently (nor has there ever been) any petition filed by any labor organization to represent the SP Employees.  SP is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.  To SP’s Knowledge, no member of SP’s senior management intends to voluntarily terminate such member’s employment with SP.  SP has not ever implemented any “plant closing” or “mass layoff” of employees as those terms are defined in the WARN Act or under any similar state or local law or regulation, and no layoffs that could implicate any such laws or regulations are currently contemplated.

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Section 6.20     Insurance.  Schedule 6.20 contains an accurate listing of the insurance policies currently maintained include general commercial, general liability, product liability, errors and omissions, professional liability, specified director’s and officer’s liability, workers compensation and employee’s liability, fire and casualty and other insurance policies, all of which are in full force and effect.  All premiums due and payable with respect to the insurance policies maintained by SP have been paid to date.  Schedule 6.20 sets forth (a) a list of claims made against SP under any insurance policies in the three (3)-year period ending on December 31, 2013 and (b) a summary description of each claim made against SP under any insurance policy since January 1, 2011.  There are currently no claims pending against SP under any insurance policies currently maintained by SP.  To SP’s Knowledge, there is no threatened termination of any such policies or arrangements.

Section 6.21     Sufficiency of Assets; No Encumbrances; Title.  SP has good and marketable title to, or a valid and binding leasehold interest in, the material personal property pertaining to its business, except for properties or assets sold or otherwise disposed of in the ordinary course of business since December 31, 2013, free and clear of all defects, liens, charges and other Encumbrances, except (a) as set forth on Schedule 6.21; (b) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings; (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; and (d) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

Section 6.22     Related Party Transactions.  Except as set forth in Schedule 6.22, there are no loans, leases or other agreements or transactions between SP, on the one hand, and any stockholder, director or employee of SP, or any owner, director or employee of any stockholder or any member of any of such individuals’ immediate family, or any Person controlled by any of such Persons, on the other hand.  Except as set forth in Schedule 6.22, no stockholder, director or officer of SP or, to SP’s Knowledge, any of their respective spouses or family members (i) owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, distributor or supplier of SP, or any organization that has a material contract or arrangement with SP or (ii) owns directly, on an individual or joint basis, or has any interest in any tangible or intangible property that SP uses or has used in the conduct of its business, other than any ownership interest in SP.

                Section 6.23     Brokers.  Neither SP nor any of its members, managers, officers, employees or Affiliates has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which SP or any Affiliate thereof has or could have any Liability (other than any Liability incurred by the SP for which neither SP nor any of its Affiliates shall have any responsibility).

Section 6.24     Required Vote of SP Stockholders.  The only vote of the holders of outstanding securities of SP required by the certificate of incorporation or bylaws of SP, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the voting power of the outstanding SP Common Stock.  The vote required by the previous sentence is referred to together as the “Requisite SP Stockholder Vote.”

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ARTICLE VII

COVENANTS

                Section 7.1     Conduct of Business.  Except as contemplated by this Agreement or, with respect to Roomlinx, by any SEC Report filed prior to the date hereof, (x) each of Roomlinx and SP shall conduct its business in all material respects in the ordinary course consistent with past practice and (y) unless the other party shall otherwise consent in writing, neither Roomlinx nor SP shall, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX:

(a)     (i) amend its organizational documents; (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into its capital stock;

(b)     (i) create, incur or assume any short-term debt (including obligations with respect to capital leases); (ii) create, incur or assume any long-term debt; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) mortgage or pledge any of its assets or create any Encumbrance of any kind with respect to any such asset; (vi) offer, issue, place, syndicate or arrange any debt securities or debt facilities (including any renewals, restatements, restructuring or refinancing of any existing debt securities or debt facilities); or (vii) attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing or engage in any discussion concerning any of the foregoing;

(c)     Except in connection with the SP Offering, issue, deliver, sell, dispose of, pledge, hypothecate, encumber, transfer or assign shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares;

(d)     acquire any business from any third Person, whether by merger, consolidation, the purchase of a substantial portion of the assets of such Person or otherwise;

(e)     dispose of, mortgage, pledge, hypothecate, encumber, transfer or assign any of its property or assets or subject any such property or assets to any security interest other than in the ordinary course of business consistent with past practice;

(f)      acquire, sell, lease, license or dispose of any material assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets and leases entered into in the ordinary course of business, or merge or consolidate with any entity;

(g)     change any of its accounting or Tax policies, practices or methods except as required by GAAP upon the advice of its independent accountants or, if applicable, by the rules and regulations of the SEC;

(h)     make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Return;

(i)      except as expressly permitted hereunder, and as necessary in the ordinary conduct of business consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property Rights, or disclose or agree to disclose to any Person, any trade secret;

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(j)      terminate, amend or modify any existing material Contract or enter into any new or additional material Contract (or terminate, amend or modify any such material Contract), except in the ordinary course of business consistent with past practice;

(k)     undertake any material capital improvement projects or make any material additions, improvements or renovations to existing facilities and/or equipment;

(l)      make all necessary government filings in the ordinary course of business, including, but not limited to, Roomlinx’s filings with the SEC;

(m)    enter into, adopt or amend any agreement or transaction with any stockholder thereof or any Affiliate of any stockholder thereof; or

(n)     enter into any commitment or agreement to do any of the foregoing.

Section 7.2       Access to Information.  Subject to restrictions imposed by federal and state securities laws and other Applicable Laws, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, each of Roomlinx and SP shall (i) give the other party and the other party’s Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, offices and other facilities and to all books, contracts, commitments and records (including Tax returns) as such other party may reasonably request, (ii) permit the other party to make such inspections as they may reasonably require and (iii) cause its officers to furnish the other party with such financial and operating data and other information with respect to the business, properties and personnel of the disclosing party as such other party may from time to time reasonably request (other than materials prepared by the disclosing party’s financial, accounting, or legal advisors or which is subject to an attorney/client or an attorney work product privilege or which may not be disclosed pursuant to a protective order or confidentiality agreement).  The information obtained by either party or its Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement.  Nothing in this Section 7.2 shall require the disclosing party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would (x) violate any of its respective obligations with respect to confidentiality, provided that the disclosing party shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (y) result in a violation of Applicable Law, including federal or state securities laws.

Section 7.3     Requisite Roomlinx Stockholder Vote, Requisite SP Stockholder Vote; Proxy Statement and Other Filings.

(a)        As promptly as practicable following the date of this Agreement and unless this Agreement has been terminated pursuant to Article IX, Roomlinx shall hold a Special Meeting properly held under Applicable Law for the purpose of obtaining the Requisite Roomlinx Stockholder Vote, in connection with this Agreement (including the Merger) and the Restated Certificate of Incorporation. SP shall cause the holders of a majority of its outstanding shares of common stock to vote by written consent under Applicable Law for the purpose of obtaining the Requisite SP Stockholder Vote, in connection with this Agreement (including the Merger).  With respect to the foregoing, (i) Roomlinx shall file with the SEC a preliminary Proxy Statement in accordance with Applicable Law in connection with Roomlinx’s Special Meeting (the “Preliminary Proxy Statement”) and thereafter shall mail to each of the Roomlinx Shareholders and file the Definitive Proxy Statement no later than ten (10) days thereafter (the “Definitive Proxy Statement” and together with the Preliminary Proxy Statement referred to as the “Proxy Statement”), which Proxy Statement shall include the recommendation of the board of directors of Roomlinx for the approval of the Restated Articles of Incorporation (including the (i) the Reverse Stock Split, (ii) changing its name to “SignalShare, Inc.” and (iii) and adopting the SP series of preferred stock), and of this Agreement and the transactions contemplated hereby (including the Merger), and (ii) Roomlinx shall use its reasonable commercial efforts to obtain the Requisite Roomlinx Stockholder Vote at the Special Meeting in favor of the approval and adoption of the Restated Certificate of Incorporation and this Agreement and the transactions contemplated hereby.

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(b)    As promptly as reasonably practicable after the date of this Agreement but no later than March 17, 2014, Roomlinx shall prepare and file with the SEC the Preliminary Proxy Statement and any other documents required to be filed with the SEC in connection with the Merger (the “Other Filings”) shall be timely filed as required by the Exchange Act.  Each of Roomlinx and SP shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings.  Each of Roomlinx and SP shall use its reasonable commercial efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and Roomlinx shall cause the Definitive Proxy Statement to be mailed to Roomlinx’s stockholders at the earliest reasonably practicable date.  Roomlinx shall promptly notify SP upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide SP with copies of all material correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings (except that the non-public information otherwise required to be provided to SP that is subject to Section 7.2 may be limited by such section).  If at any time prior to the Merger, any information relating to Roomlinx, SP or any of their respective Affiliates, directors or officers should be discovered by Roomlinx or SP, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Roomlinx.

Section 7.4     Expenses.  Whether or not the Closing takes place, except as specifically provided to the contrary in this Agreement, all costs and expenses incurred by either party hereto in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the payments referenced in clauses (i) through (iv) of Section 8.2(f) and the fees and expenses of attorneys, accountants and other professionals) shall be paid by Roomlinx in connection with the Closing.  Any legal fees and expenses incurred by Roomlinx in connection with the transactions contemplated hereby shall be added back to Roomlinx’s current accounts receivable and shall be disregarded for purposes of calculating current accounts payable for purposes of the closing condition in Section 8.2(f).

                Section 7.5     Tax Returns.

(a)   SP agrees that all Tax returns with respect to SP that are not required to be filed on or before the date hereof (i) will, to the extent required to be filed on or before the Closing Date, be filed when due in accordance with all Applicable Laws, and (ii) as of the time of filing, will be true, complete and correct in all material respects.  SP will pay all Taxes shown as due on such Tax returns and all other Taxes which SP is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith and for which adequate reserves have been established).

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(b)    Roomlinx agrees that all Tax returns with respect to Roomlinx that are not required to be filed on or before the date hereof (i) will, to the extent required to be filed on or before the Closing Date, be filed when due in accordance with all Applicable Laws, and (ii) as of the time of filing, will be true, complete and correct in all material respects.  Roomlinx will pay all Taxes shown as due on such Tax returns and all other Taxes which Roomlinx is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith and for which adequate reserves have been established).

Section 7.6      Supplements to Disclosure Schedules.  If Roomlinx or SP becomes aware of, or there occurs after the date of this Agreement and prior to the Closing, any fact or condition that constitutes a breach of any representation or warranty made in Articles V or VI above, respectively, or if any fact or condition, either currently existing or hereafter occurring, otherwise requires any change in the Disclosure Schedules delivered at the time of execution of this Agreement, such Person shall deliver to the other party promptly after becoming aware of such fact or condition, but in any event within five (5) days thereafter, a supplement to the Disclosure Schedules specifying any needed change.  No matters disclosed in any such supplement shall in any way qualify the determination of the accuracy of the representations and warranties required pursuant to Section 8.2(a) or 8.3(a), as applicable.

Section 7.7      Notice of Certain Events.  Each party shall promptly notify the other party of: (a) any notice or other communication from any Person alleging that the Consent of, or a Filing by, such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to the consummation of the transactions contemplated by this Agreement.

                Section 7.8      Indemnification of Roomlinx Officers and Directors.

(a)    From and after the Effective Time for a period of six (6) years thereafter, the Company shall, and shall cause the Surviving Entity to, indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law, the current and former directors and officers of Roomlinx (the “D&O Indemnified Persons”) against any Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including all acts or omissions by them in their capacities as such or taken at the request of Roomlinx), whether asserted or claimed prior to, at or after the Effective Time.  SP agrees that all rights to indemnification, exculpation and advancement existing in favor of the D&O Indemnified Persons as provided in the articles of organization, bylaws or similar constituent documents of Roomlinx, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time, shall survive the Merger and shall continue in full force and effect from and after the Effective Time for a period of six (6) years.

(b)    The Company shall purchase on or prior to the Effective Time, and shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by Roomlinx, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date that is six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies.  The Company shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such Persons from time to time.

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(c)     This Section 7.8 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable as third party beneficiaries by each D&O Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Person is entitled, whether pursuant to Applicable Law, Contract or otherwise.

(d)     In the event that the Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or SP or the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

(e)     Roomlinx agrees to acquire D&O tail insurance coverage with a six (6) year term to be in effect at the Closing covering the existing and previous officers and directors of Roomlinx.  One hundred thousand dollars ($100,000) shall be deposited in escrow at the Effective Time by the Company for use to pay the deductibles with respect to such insurance. For the absence of doubt, the $100,000 deductible will be fully paid out of the Roomlinx funds at the time of closing.

Section 7.9     Required Governmental Consents.  Each party shall, and shall cause its respective Representatives to, cooperate in good faith to cause the preparation and filing of all documents necessary to obtain the Required Governmental Consents as soon as reasonably practical following the date hereof

Section 7.10     Employment Matters.

(a)     Prior to the Effective Time, except as set forth below, Roomlinx shall, and from and after the Effective Time, the Company shall, and shall cause the Surviving Entity to, honor, in accordance with their terms, all existing employment and severance agreements and indemnification agreements between Roomlinx and any officer, director or employee of Roomlinx.

(b)     Upon closing or a reasonable time thereafter SignalShare Inc. and the Roomlinx Sub shall use its best efforts to transfer its health insurance and payroll management for the Roomlinx Sub to Accord Human Resources.  SignalShare Inc. shall, and shall cause the Roomlinx Sub and Surviving Entity to, cause service rendered and vacation accrued by the individuals employed by Roomlinx or SP at the Effective Time (the “Current Employees”) to be taken into account for vesting, eligibility and benefits purposes under any employee benefit plans of the Surviving Entity or the Roomlinx Sub and their Subsidiaries which is made available to any Current Employee, to the same extent as such service was or should have been taken into account under the corresponding Plans of Roomlinx or SP for those purposes; provided, however, that such obligations shall not be liabilities of SignalShare and all human resources, payroll and benefits will remain separately in the Roomlinx Sub and not part of SignalShare Inc..  Current Employees will not be subject to any pre-existing condition limitation under any health plan of SP, Roomlinx or their Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of Roomlinx or SP in which they participated prior to the Effective Time.  SP and Roomlinx will cause the Company and its Subsidiaries, to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(c)     This Section 7.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10.

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Section 7.11     Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate and implement expeditiously the transactions contemplated hereby.  The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate the transactions contemplated hereby.  Each of the parties hereto shall use its reasonable best efforts to obtain all Consents of, and make all Filings with, any Governmental Entity or other Person necessary to permit the consummation of the transactions contemplated hereby.

Section 7.12     No Going Concern Qualification.  SP covenants and agrees that the report to be issued by SP’s auditors in connection with the delivery of the audited balance sheet of SP as of the fiscal year ending December 31, 2014, and the audited statements of income and cash flows for the fiscal year then ending, shall not contain any going concern qualifications.

Section 7.13     Form 211.  Roomlinx and SP shall use their best efforts to cause a market maker to file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) with updated information concerning SP and to reconfirm that its common stock is eligible with the Depository Trust Company (“DTC”) as soon as possible following execution of this Agreement.

Section 7.14     Form 8-K.  Roomlinx (with cooperation from SP as provided below) shall prepare to file with the SEC by no later than March 20, 2014 a Report on Form 8-K and a Proxy Statement, as well as thereafter any other documents required to be filed by Roomlinx with the SEC post-closing.  SP shall expend their best efforts to provide Roomlinx with whatever information it needs in order to complete the Form 8-K and Proxy Statement to be filed on a timely basis.

Section 7.15     Audited SP Financial Statements.  SP shall deliver to Roomlinx audited balance sheets of SP as of December 31, 2012 and 2013 and audited statements of income and cash flows for the fiscal years ended December 31, 2012 and 2013, promptly following the Closing Date, but in any event, sufficiently in advance of the due date seventy-one (71) days from four business days following the Closing Date when the initial filing of the Form 8-K is due.

Section 7.16     Transitional Services Agreement.  Each of SP and Roomlinx hereby agree that they shall take no action except as contemplated by the Transitional Services Agreement in connection with Signal Point Corp. or Cardinal Broadband to be entered into as of the Closing Date.

Section 7.17     Regulatory Approvals.  The parties hereby agree and covenant that within ten (10) days of the Closing Date, the applicable entities shall take all steps and make all filings to obtain as soon as reasonably possible, but in no event later than ninety (90) days after the Closing Date, the Regulatory Approvals and deliver evidence thereof to the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

Section 7.18     Roomlinx Sub Working Capital.   To Roomlinx’s Knowledge, Roomlinx agrees and covenants that, on Closing Date, Roomlinx Sub will have sufficient cash plus cash collected during the sixty (60) day period following the Closing Date to remain operational for at least sixty (60) days following the Closing Date, except for fundings which may be required for (i) material expenses or costs that may arise from reasonably unforeseeable events out of Roomlinx Sub’s management’s control, (ii) funding requirements for new projects of Roomlinx Sub, (iii) any principal payments which may need to be paid to Cenfin during such sixty (60) day period or (iv) accounts payable of Roomlinx Sub with respect to which Roomlinx reasonably believes that the creditor will enter into a payment arrangement or other type of arrangement to pay the outstanding amount over time, or enter into another accommodation with Roomlinx Sub.

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ARTICLE VIII

CONDITIONS TO CLOSING

                Section 8.1      Conditions to Each Party’s Obligation .  The respective obligation of each of SP and Roomlinx to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver, if applicable) on and as of the Closing Date of each of the following conditions:

(a)     Stockholder Approval.  This Agreement and the Restated Articles of Incorporation shall have been duly adopted by the stockholders of Roomlinx by the Requisite Roomlinx Stockholder Vote and by the requisite vote of the stockholders of SP.

(b)     No Actions, Restraints or Illegality.  There shall not be any (i) Action pending by any Governmental Entity or third party, (ii) restraining order, injunction, cease and desist order or other legal restraint or prohibition (whether temporary, preliminary or permanent) of any Governmental Entity in effect or (iii) except with respect to the Regulatory Approvals, a statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, that would prohibit or make illegal the consummation of the transactions contemplated hereby except to the extent such prohibition or illegality would be cured by the Required Governmental Consents.

(c)     Debt Restructuring Agreement.  Roomlinx, SP and Cenfin shall have executed and delivered the Debt Restructuring Agreement containing the terms set forth in Exhibit D attached hereto.

(d)     Debt Conversion.  Three Million Two Hundred Thousand Dollars ($3,200,000) of the debt owed to The Robert DePalo Special Opportunity Fund, LLC shall simultaneously convert into capital stock of SP at a valuation of $1.20 per share.

(e)     TIG Settlement Agreement.  Roomlinx shall have delivered a fully executed TIG Settlement Agreement substantially in the form attached hereto as Exhibit O.

Section 8.2     Conditions to Obligation of SP.  The obligation of SP to consummate the transactions contemplated by this Agreement is subject to the reasonable satisfaction (or waiver by SP, if applicable) on and as of the Closing Date of each of the following conditions:

(a)     Representations and Warranties.  The representations and warranties of Roomlinx contained in this Agreement, if specifically Qualified, shall be true and correct in all respects, and, if not so Qualified, shall be true in all material respects, in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such specific date.

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(b)           Covenants and Agreements.  Roomlinx shall have performed and satisfied in all material respects each of the covenants, agreements and obligations set forth in this Agreement required to be performed and satisfied by Roomlinx at or prior to the Closing.

(c)           Roomlinx Closing Certificate.  SP shall have received a certificate (the “Roomlinx Closing Certificate”) signed by an authorized officer of Roomlinx certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied with respect to Roomlinx.

(d)           Consents and Filings.  Except with respect to the Regulatory Approvals, the Required Governmental Consents and the Consents and Filings listed on Schedule 5.3 shall have been obtained or made, except to the extent waived by SP.

(e)           Resignations.  SP shall have received the written resignations, effective as of the Closing Date, of all directors, managers and officers of Roomlinx.

(f)           Roomlinx Accounts Receivable/Accounts Payable.  At Closing, Roomlinx will have current cash, cash equivalents, inventory and receivables equal to or greater than current accounts payable.  Any legal fees and expenses incurred by Roomlinx in connection with the transactions contemplated hereby shall be added back to Roomlinx’s collectible accounts receivable and shall be disregarded for purposes of calculating current accounts payable for purposes of this paragraph. The debt owed by Roomlinx to Cenfin is excluded and will only be secured by the pre-Merger assets of Roomlinx.

(g)           Roomlinx Reverse Stock Split.  Roomlinx shall have obtained the Requisite Roomlinx Stockholder vote for the Reverse Stock Split and amended and restated its Articles of Incorporation in accordance with Section 2.7 above.

(h)           Exchange of Shares; Letter of Transmittal.  Roomlinx shall have delivered to SP a Letter of Transmittal from Roomlinx’s transfer agent providing for the exchange of SP shares of Common Stock for an equal number of shares of SignalShare, Inc. common stock.  Roomlinx shall have delivered to SP, certificates dated as of the Closing Date for an identical number of shares of Series A and Series B SP Preferred Stock executed.

(i)           Employment Agreements for Aaron Dobrinsky, Christopher Broderick and Andrew Bressman shall become effective upon the Closing Date.

(j)           The SAB Management Consulting Agreement for Andrew Bressman shall become effective upon the Closing Date and shall be in full force and effect and an assumed obligation of SignalShare, Inc.

(k)           The Amended and Restated Articles of Incorporation and By-Laws of SignalShare, Inc. in substantially the same form as currently in effect for SP shall be adopted by SignalShare, Inc. in the form attached hereto as Exhibits A and B.

(l)           Roomlinx Sub Cash.   As of the Closing Date, Roomlinx Sub shall have no less than $700,000 in cash.

Section 8.3     Conditions to Obligation of Roomlinx.  The obligation of Roomlinx to consummate the transactions contemplated by this Agreement is subject to the reasonable satisfaction (or waiver by Roomlinx, if applicable) on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of SP contained in this Agreement, if specifically Qualified, shall be true and correct in all respects, and, if not so Qualified, are true in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such specific date.

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(b)           Covenants and Agreements.  SP shall have performed and satisfied in all material respects each of the covenants, agreements and obligations set forth in this Agreement required to be performed and satisfied by SP at or prior to the Closing.

(c)           SP Closing Certificate.  Roomlinx shall have received a certificate (the “SP Closing Certificate”) signed by an authorized officer of SP certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied with respect to SP.

(d)           Consents and Filings.  Except with respect to the Regulatory Approvals, the Required Governmental Consents and the Consents and Filings listed on Schedule 6.3 shall have been obtained or made or waived.

(e)           Contribution to Roomlinx~~.~~ Subject to any obligations set forth in Section 7.18 hereof, SP shall have made a cash contribution to Roomlinx for the Roomlinx Sub in an amount equal to One Million Dollars ($1,000,000).

(f)            DePalo Consulting Agreement.  The Consulting Agreement dated January 9, 2014 by and between Robert DePalo and SP shall be in full force and effect and an assumed obligation of SignalShare, Inc.

(g)           SP Stock Certificates.  SP shall have delivered to Roomlinx certificates representing all issued and outstanding shares of SP Series A and Series B Preferred Stock and Robert DePalo’s certificates representing all of his shares of SP Common Stock.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (whether before or after adoption of this Agreement by Roomlinx’s and SP’s stockholders):

(i)            by mutual written consent of SP and Roomlinx;

(ii)            by SP or Roomlinx if the Closing does not occur on or prior to April 7, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

(iii)          by either Roomlinx or SP if any Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that in order for either party to seek to terminate this Agreement pursuant to this Section, it must have used its reasonable commercial efforts to lift and rescind such order, decree, ruling or action;

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(iv)          by either Roomlinx or SP, if the adoption of this Agreement by the Requisite Roomlinx Stockholder Vote shall not have been obtained.

(v)           by Roomlinx, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of SP which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 8.3(a) or 8.3(b), as the case may be, and which is not cured within thirty (30) days following written notice to SP, or which by its nature or timing cannot be cured within such time period; provided that Roomlinx shall not have the right to terminate this Agreement pursuant to this Section if Roomlinx is then in material breach of any of its covenants or agreements contained in this Agreement resulting in the failure of the conditions set forth in Sections 8.2(a) or 8.2(b); and

(vi)          by SP, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Roomlinx, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 8.2(a) or 8.2(b), as the case may be, and which is not cured within thirty (30) days following written notice to Roomlinx, or which by its nature or timing cannot be cured within such time period; provided that SP shall not have the right to terminate this Agreement pursuant to this Section if SP is then in material breach of any of its covenants or agreements contained in this Agreement resulting in the failure of the conditions set forth in Sections 8.3(a) or 8.3(b).

The party desiring to terminate this Agreement pursuant to any of clauses (ii) through (vi) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.1, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)           If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 7.4 (relating to certain expenses), (ii) this Section 9.1, (iii) Section 11.1 (relating to notices), (iv) Section 11.5 (relating to governing law), (v) Section 11.6 (relating to consent to jurisdiction) and (vi) Section 11.9 (relating to publicity), and provided that the provisions of the Confidentiality Agreement shall continue in full force and effect.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, there shall be no Liability under this Agreement on the part of SP or Roomlinx or any of their respective Representatives, except that nothing in this Section 9.1 shall be deemed to release any party from any Liability for any willful and intentional breach by such party of the terms and provisions of this Agreement.

Section 9.2     Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by SP and Roomlinx.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party.  The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision.  No waiver by any party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

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ARTICLE X
SURVIVAL AND INDEMNIFICATION

Section 10.1     Survival.  Except as otherwise provided below, each of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until the date that is one (1) year following the Closing Date, after which time such representations and warranties shall terminate and have no further force or effect.  Notwithstanding anything to the contrary in this Agreement: (i) those representations and warranties included in Sections 5.1 (Organization; Good Standing) and 6.1 (Organization) shall survive the Closing until the date that is three (3) years following the Closing Date, after which time such representations and warranties shall terminate and have no further force or effect; and (ii) those representations and warranties included in Sections 5.2 (Authorization), 5.5 (Capitalization), 6.2 (Authorization), 6.5 (Capitalization), 6.16 (Taxes) and 6.23 (Brokers) (the “Excluded Representations”) shall survive the Closing until the date that is ninety (90) days following the expiration of the applicable statute of limitations, after which time such representations and warranties shall terminate and have no further force or effect.  The covenants and agreements contained in this Agreement that are to be performed or to be complied with at or prior to the Closing shall not survive the Closing.  The covenants and agreements contained herein that are to be performed or to be complied with, in whole or in part, after the Closing shall survive the Closing in accordance with their terms.

Section 10.2     (a)  Indemnification by Roomlinx. Subject to the limitations set forth herein, Roomlinx shall indemnify, defend and hold harmless SP and its Affiliates and their respective members, managers, officers, directors, employees, successors and assigns (“SP Indemnified Parties”) against and in respect of any and all Losses that arise from or relate or are attributable to: (i) any misrepresentation in or breach of any representation or warranty contained in Article V hereof; (ii) any breach of any covenant or agreement on the part of Roomlinx set forth herein or in any other agreement executed in connection herewith to which such Person is a party to be performed at or prior to the Closing; (iii) any breach of any covenant or agreement on the part of Roomlinx set forth herein to be performed after the Closing; (iv) any Liability to brokers retained by Roomlinx in connection with the transactions contemplated by this Agreement; (v) any Taxes (x) relating to the operations of Roomlinx prior to the Closing or (y) shown as due and payable on any Final Income Tax Return filed pursuant to Section 8.6 or required to be paid in connection with any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating thereto; (vi) any claim by any holder of Roomlinx Common Stock or Rights with respect to the capital stock of Roomlinx or with respect to any indebtedness of Roomlinx existing immediately prior to the Closing, including any payments made in respect of Dissenting Shares; or (vii) any claim by management employees of Roomlinx with respect to compensation due to them prior to the Closing Date.  For purposes of determining whether Losses arise from or relate or are attributable to the matters described in clauses (i) or (ii), and the amount of any such Losses, all representations, warranties and covenants shall be read as if they were not Qualified.

(b)           Notwithstanding the foregoing, Roomlinx shall not have any obligation to indemnify any SP Indemnified Party (i) on account of any claim pursuant to clauses (i) and (ii) of Section 10.2(a) (other than indemnification with respect to the Excluded Representations, as to which the Threshold (as defined below) shall not apply) (A) unless and until and only to the extent that the liability of Roomlinx in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clauses (i) and (ii) of Section 10.2(a), amounts to more than $50,000  (the “Threshold”), and (B) unless such claim is asserted in writing by an SP Indemnified Party within eighteen (18) months after the Closing Date, whereupon Roomlinx shall be liable to pay amounts due and payable pursuant to clauses (i) and (ii) of Section 10.2(a) only in excess of the Threshold, (ii) with respect to any covenant or condition waived by SP in writing at or prior to the Closing and (iii) for any indirect, special, incidental, consequential or punitive damages claimed by SP or resulting from the breach of any representation or warranty or breach of any covenant or agreement on the part of Roomlinx (other than indirect, special, incidental, consequential or punitive damages asserted in third party claims).  For the avoidance of doubt, the Threshold shall not apply to payment of amounts due pursuant to Article III of this Agreement or with respect to the Excluded Representations, claims made under Section 10.2(a)(iii)-(viii) or claims arising from fraud.

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(c)           The maximum aggregate liability of Roomlinx for any and all claims under this Article X shall not exceed $1,000,000 (the “Indemnification Cap”), other than with respect to (i) the Excluded Representations, (ii) claims made under Section 10.2(a)(vi), or (vii), in which case there shall be no limit on liability of Roomlinx for any and all claims under this Article X, and (iii) claims arising from fraud.

(d)           In making any payments or agreeing to any settlements that would give rise to a claim for indemnification against Roomlinx pursuant to Section 10.2(a)(vii) above, SP shall act in good faith and use commercially reasonable efforts to minimize the amount of claims under Section 10.2(a)(vi). In addition, SP shall keep Roomlinx reasonably informed of activities and decisions likely to give rise to a claim for indemnification under  Section 10.2(a)(vi).

Section 10.3     Indemnification by the Surviving Entity

(a)           Subject to the limitations set forth herein, the Surviving Entity shall indemnify and hold harmless Roomlinx and the Roomlinx Stockholders and their respective members, managers, officers, directors, employees, successors and assigns (“Roomlinx Indemnified Parties”) against and in respect of any and all Losses that arise from or relate or are attributable to (i) any misrepresentation in or breach of any representation or warranty contained in Article VI hereof, (ii) any breach of any covenant or agreement on the part of SP set forth herein or in any other agreement executed in connection herewith to which SP is a party to be performed at or prior to the Closing, (iii) any breach of any covenant or agreement on the part of the Surviving Entity set forth herein to be performed after the Closing or (iv) any Liability to brokers retained by SP in connection with the transactions contemplated by this Agreement.

(b)           Notwithstanding the foregoing, the Surviving Entity shall have no obligation to indemnify Roomlinx Indemnified Parties on account of any claim pursuant to clauses (i) and (ii) of Section 10.3(a) (other than indemnification with respect to the Excluded Representations, as to which the Threshold shall not apply) (A) unless and until and only to the extent that the liability of the Surviving Entity in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clauses (i) and (ii) of Section 10.3(a), amounts to more than the Threshold and (B) unless such claim is asserted in writing by the Roomlinx Indemnified Party within one (1) year following the Closing Date, whereupon the Surviving Entity shall be liable to pay amounts due pursuant to clauses (i) and (ii) of Section 10.3(a) only in excess of the Threshold.  For the avoidance of doubt, the Threshold shall not apply to payment of amounts due pursuant to Article III of this Agreement or with respect to the Excluded Representations or with respect to claims arising from fraud.

(c)           The maximum aggregate liability of the Surviving Entity for any and all claims under clauses (i) and (ii) of Section 10.3(a) shall not exceed the Indemnification Cap, other than with respect to (i) the Excluded Representations, in which case the maximum aggregate liability of the Surviving Entity for any and all claims under this Article X shall not exceed $50,000 and (ii) claims arising from fraud.  For the avoidance of doubt, the maximum liability set forth in this Section 10.3(c) shall not apply to any amounts required to be paid by SP pursuant to Article III of this Agreement and shall not count towards the Threshold or maximum liability amounts to which claims to be paid by SP or the Surviving Entity hereunder (other than payments pursuant to Article III) are subject.

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Section 10.4     Indemnification Procedures.

(a)           Notice to the Indemnitor.  As soon as reasonably practicable after a Person entitled to indemnification hereunder (an “Indemnitee”) has actual knowledge of any claim that it has under this Article X that could reasonably be expected to result in an indemnifiable Loss (a “Claim”), and in any event within thirty (30) days of any third party Claim being presented in writing to the Indemnitee by the party making the Claim, the Indemnitee shall give written notice thereof (a “Claims Notice”) to the party responsible for the indemnification (the “Indemnitor”).  A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated in good faith, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Indemnitee.  Notwithstanding the foregoing, no delay in or failure to give a Claims Notice pursuant to this Section 10.4(a) will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement, or alter or relieve an Indemnitor of its obligation to indemnify the applicable Indemnitee, except to the extent that such delay or failure results in the forfeiture by the Indemnitor of rights or defenses otherwise available to the Indemnitor with respect to such Claim or otherwise materially adversely prejudices the Indemnitor.  The Indemnitor shall respond to the Indemnitee (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received (or deemed received) by the Indemnitor.  Any Claim Response must specify whether or not the Indemnitor disputes the Claim described in the Claims Notice.  If the Indemnitor fails to deliver a Claim Response within the Response Period, the Indemnitor will be deemed not to dispute the Claim described in the related Claims Notice.  If the Indemnitor elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the relevant Indemnitor, and the relevant Indemnitor shall satisfy such obligation within ten (10) Business Days after the last day of the applicable Response Period the amount specified in the Claims Notice.  If the Indemnitor delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, representatives of the Surviving Entity and Roomlinx shall promptly meet and negotiate in good faith to settle the dispute.  The Surviving Entity and Roomlinx shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes, except to the extent such disclosure is reasonably likely to, in the disclosing party’s good faith determination, materially compromise the assertion of any attorney-client privilege.  If the Surviving Entity’s representative and Roomlinx’s representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either the Surviving Entity or Roomlinx may resort to other legal remedies subject to the limitations set forth in this Article X.

(b)           Right of Parties to Settle or Defend.  In the event of any claim by a third party against an Indemnitee for which indemnification is available hereunder, the Indemnitor has the right, exercisable by written notice to the Indemnitee, within thirty (30) days of receipt of a Notice from the Indemnitor to assume and conduct the defense of such claim (at its sole expense) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee so long as Indemnitor acknowledges in a writing delivered to the Indemnitee that the Indemnitor is obligated to indemnify, defend and hold harmless the Indemnitee under the terms of its indemnification obligations hereunder in connection with such third party claim; provided that if the named parties to such third party claim include both the Indemnitor and the Indemnitee and the Indemnitee has been advised in writing by counsel that there could be a material conflict of interest in the case of joint representation or that there may be a legal defense available to such Indemnitee that is different (in a non de minimis way) from those available to the Indemnitor, the Indemnitee shall be entitled to separate counsel of its own choosing at the Indemnitor’s reasonable expense; and provided further that the Indemnitor shall not be permitted to assume defense of any claim by a third party against an Indemnitee for which indemnification is available hereunder (without the written consent of the Indemnitee) if the third party claimant is seeking injunctive or similar relief that, if obtained, could be materially adverse to the Indemnitee.  If the Indemnitor has assumed such defense as provided in this Section 10.4(b), the Indemnitor will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such claim so long as the Indemnitor actively, diligently and in good faith defends such claim.  If the Indemnitor does not assume the defense of any third party claim in accordance with this Section 10.4(b), the Indemnitee may continue to defend such claim at the sole cost of the Indemnitor (subject to the limitations set forth in this Article X) and the Indemnitor may still participate in, but not control, the defense of such third party claim at the Indemnitor’s sole cost and expense.  The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed).  Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnitor, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement thereof.  Indemnitee shall not be obligated to consent to any settlement or judgment (i) if it provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) unless it includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee and its Affiliates of a release from all Liability with respect to such claim or litigation.  In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including all settlement negotiations and offers.  Each Indemnitee shall use all reasonable efforts to make available to the Indemnitor and its representatives, all books, records and personnel of the Indemnitee relating to such third party claim and shall reasonably cooperate with the Indemnitor in the defense of the third party claim.

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(c)           Settlement. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third party claim.  Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer.  If the Indemnitor is willing to accept the proposed settlement offer but the Indemnitee refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such third party claim and their affiliates with respect to the subject matter thereof and (ii) the Indemnitor agrees in writing that the entire amount of such proposed settlement constitutes Losses for which the relevant Indemnitor is responsible and shall satisfy in full, then the amount payable to the Indemnitees with respect to such third party claim will be limited to the amount of such settlement offer.  If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

Section 10.5     Exclusive Remedy.  If the Closing occurs, the remedies provided for in this Article X are the sole and exclusive remedy for breaches of this Agreement and no other remedy will be had in contract, tort or otherwise, except in cases of fraud and intentional misrepresentation; provided, however, that the foregoing clause of this sentence will not be deemed a waiver by either party of any right to specific performance or injunctive relief.  All claims made prior to the final distribution of the Escrow Fund shall first be satisfied from the Escrow Fund and, to the extent any excess indemnification is owed, from the appropriate Person or Persons hereunder.

Section 10.6     Certain Rules.  The indemnification obligations in this Article X are for the benefit of the specified indemnified persons.  Indemnification payments will be treated for tax purposes as adjustments to the Merger Consideration.

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ARTICLE XI

MISCELLANEOUS

Section 11.1     Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed received if delivered personally, sent by overnight courier (providing proof of delivery) or via electronic mail or facsimile (providing proof of receipt) to the parties at respective addresses (or at such other address for a party as specified by like notice):

If to SP or, after the Closing, the Surviving Entity:

Signal Point Holdings Corp.
570 Lexington Avenue, 22nd Floor
New York, NY 10022
Electronic Mail: rpdepalo@optonline.net
Facsimile:  212 253 4170
Attention:  Robert DePalo

with a copy to (which shall not constitute notice):

Davidoff Hutcher & Citron LLP
605 Third Avenue,
New York, NY 10158
Electronic Mail: ehl@dhclegal.com
Facsimile: 212-286-1884
Attention: Elliot Lutzker, Esq.

If to Roomlinx:

Roomlinx, Inc.
11101 W. 120th Ave., Suite 200
Broomfield, Colorado 80021
Electronic Mail:
Facsimile:
Attention: Michael Wasik

with a copy to (which shall not constitute notice):

Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, New York 11556
Electronic Mail: aederer@westermanllp.com
Facsimile: (516) 622-9212
Attention: Alan C. Ederer, Esq.

Each such notice, request or communication shall be effective (a) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 11.1 (or in accordance with the latest unrevoked written direction from the receiving party), and (b) if given by electronic mail or facsimile, when such electronic mail or facsimile is transmitted to the electronic mail address or facsimile number specified in this Section 11.1 (or in accordance with the latest unrevoked written direction from the receiving party), and the appropriate confirmation is received.

Section 11.2     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 11.3     Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.  Signatures to this Agreement transmitted by facsimile transmission, electronic mail in “portable document format” (PDF) or any other electronic means shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.4     Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties, any rights or remedies hereunder; provided, that, nothing herein shall be construed to modify or supersede the Confidentiality Agreement, it being understood that such Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms notwithstanding the execution or termination of this Agreement.

Section 11.5     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws.

Section 11.6     Consent to Jurisdiction.  Each party hereby irrevocably consents to the exclusive personal jurisdiction of the federal and state courts sitting in New York County, New York with respect to matters arising out of or related to this Agreement.

Section 11.7     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY FOR ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.8     Specific Performance.  The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is agreed that the parties shall be entitled to seek the remedy of specific performance and an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.9     Publicity.  Prior to the Closing, none of the parties or their respective Affiliates or Representatives shall issue or cause the publication of any press release or other public announcement or communication with respect to the transactions contemplated by this Agreement without the consent of SP and Roomlinx, except to the minimum extent necessary to comply with the requirements of Applicable Law or the regulations or policies of any securities exchange based on the advice of counsel, in which case the party required to make the release or statement or communication shall allow the other reasonable time to comment on such release or statement or communication in advance of such issuance, disclosure or filing.  Notwithstanding the foregoing, (a) at the Closing, SP and Roomlinx may release a mutually agreed upon joint press release, and (b) nothing in this Section 11.9 shall prohibit any institutional stockholder of SP or Roomlinx or their Affiliates from disclosing to such Person’s Affiliates, limited partners, prospective partners and its representatives the terms of this Agreement provided that the recipient of such information is subject to customary confidentiality and non-disclosure obligations.

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Section 11.10     Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties without the prior written consent of each of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 11.10 shall be null and void, ab initio.

Section 11.11     Construction.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Disclosure Schedules, Appendices and Attachments to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  Unless otherwise indicated, references in this Agreement to dollars are to United States dollars.  When a reference in this Agreement is made to a “party” or “parties”, such reference shall be to a party or parties to this Agreement unless otherwise indicated.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.12     Time of Essence.  Each of the parties hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.13     Extension; Waiver.  At any time prior to either the Closing Date, SP and Roomlinx may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if made in accordance with Section 9.2.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.14      Election of Remedies.  Neither the exercise of nor the failure to exercise a right, including any right of set-off, or the giving or failure to give notice of a claim under this Agreement will constitute an election of remedies or limit any party in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 11.15      Further Assurances. Each party shall cooperate with the other party and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.  Each party shall bear its own costs and expenses in compliance with this Section 11.15 (other than any reasonable out-of-pocket costs and expenses, which shall be borne by the party making the applicable request).

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Section 11.16      Post-Effective Time Access.  Following the Effective Time, SP and Roomlinx shall, and SP shall cause each of its Subsidiaries to, cooperate with and make available to the Stockholder Representative, during normal business hours, all Books and Records, information, agreements and other documents and employees (without substantial disruption of employment) retained and remaining in existence after the Effective Time which the Stockholder Representative considers necessary, useful or desirable in connection with any Tax inquiry, audit, investigation or dispute, the preparation of any Tax return, any litigation or investigation or any other matter requiring any such Books and Records, information, agreements and other documents or employees for any reasonable business purpose.  Books and Records may be destroyed in accordance with the Company’s general document retention policies (copies of which policies will be provided to the Stockholder Representative upon request) unless, prior to destruction, any such Books and Records are requested by the Stockholder Representative, in which event the Books and Records so requested shall be delivered to the Stockholder Representative.  The Stockholder Representative shall bear all of the out-of-pocket costs reasonably incurred in connection with providing such Books and Records, information or employees.  For purposes of this Section 11.16, “Books and Records” shall mean all records pertaining to the assets, properties, business, operations, accounts or financial condition of Roomlinx, regardless of whether such books and records are maintained for Tax or financial reporting purposes.

Section 11.17       Stockholder Representative.

(a)           The Roomlinx Stockholders hereby designate and appoint a representative to act on behalf of the Roomlinx Stockholders for certain limited purposes as specified in this Section 11.17 (the “Stockholder Representative”).  The initial Stockholder Representative is Michael Wasik, and such Person hereby accepts such appointment.

(b)           The Stockholder Representative is appointed and constituted as agent of the Roomlinx Stockholders to act on their behalf with respect to the matters contemplated by this Agreement and the transactions contemplated hereby, including giving and receiving notices and communications, executing, delivering and authorizing the disposition of escrow funds in accordance herewith, waiving rights, discharging liabilities and obligations, settling disputes, defending and prosecuting claims and executing and delivering all agreements, certificates, receipts and other instruments contemplated by or deemed advisable by the Stockholder Representative.  The Stockholder Representative shall not receive any compensation for its services hereunder.

(c)           Notices or communications to or from the Stockholder Representative shall constitute notice to or from each Roomlinx Stockholder.  A decision, act, consent, notice or other instruction signed by the Stockholder Representative (i) shall constitute a decision, act, consent, notice or other instruction by all Roomlinx Stockholders, (ii) shall be final, binding and conclusive upon all Roomlinx Stockholders and (iii) may be relied upon by SP and the Company.

(d)           The Stockholder Representative will have no liability to SP, the Company or the Roomlinx Stockholders with respect to actions taken or omitted to be taken in its capacity as Stockholder Representative, except with respect to any liability resulting from the Stockholder Representative’s gross negligence or willful misconduct.

[SIGNATURES APPEAR ON FOLLOWING PAGES.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SP:	ROOMLINX:

Signal Point Holdings Corp.	Roomlinx, Inc.

By: /s/ Robert DePalo	By: /s/ Michael Wasik

Name: Robert DePalo	Name: Michael Wasik
Title: Chief Executive Officer	Title: Chief Executive Officer

ROOMLINX MERGER CORP.

By: /s/ Michael Wasik

Name: Michael Wasik
Title: Chief Executive Officer